Exhibit 99.1

RPM REPORTS RECORD RESULTS FOR FISCAL 2018 FIRST QUARTER

•	Sales up 8%

•	Net income up 3%

•	Full-year EPS guidance maintained

Medina, Ohio – October 4, 2017 – RPM International Inc. (NYSE: RPM) today reported record sales, net income and earnings per diluted share for its fiscal 2018 first quarter ended August 31, 2017, despite continued strong headwinds from rising raw material costs.

First-Quarter Results

Fiscal 2018 first-quarter net sales of $1.35 billion increased 7.5% over the $1.25 billion reported a year ago. First-quarter net income was up 3.2% to $116.4 million from $112.8 million in the year-ago period, and diluted earnings per share of $0.86 were up 3.6% from $0.83 in the fiscal 2017 first quarter. Income before income taxes (IBT) increased 4.6% to $155.3 million from $148.5 million in the fiscal 2017 first quarter. RPM’s consolidated earnings before interest and taxes (EBIT) increased 6.1% to $177.6 million from $167.4 million reported in the fiscal 2017 first quarter.

“We derived significant benefits from the nine acquisitions made in fiscal 2017, along with our selling, general and administrative (SG&A) cost reduction actions taken last year. Rising raw material costs negatively impacted gross profit margins. As a result, we instituted price increases, which began to take effect late in the quarter. After three years of foreign currency headwinds attributable to the strengthening U.S. dollar, currency translation was essentially neutral this quarter,” stated Frank C. Sullivan, RPM chairman and chief executive officer.

First-Quarter Segment Sales and Earnings

The company’s industrial segment net sales increased 8.0%, to $729.8 million from $675.8 million reported a year ago, with 3.2% in organic growth, while acquisitions added 4.3%. Foreign currency translation increased sales by 0.5%. Industrial segment EBIT increased 0.4% to $91.5 million from $91.1 million in the fiscal 2017 first quarter.

“Our industrial segment results reflect a combination of higher raw material costs, unfavorable product mix, higher distribution expense and disappointing results from a struggling Latin America. Our European and Canadian businesses performed very well in the quarter. North American commercial construction markets, which have bolstered the industrial segment’s performance over the past several years, have become a bit choppy, with some areas performing well and others showing weakness. Our businesses serving the oil and gas industries were down in the mid-single digits, compared to double-digit declines over the past three years. We expect sales at those businesses to turn positive in the second half of this fiscal year,” stated Sullivan.

RPM’s consumer segment reported a 6.8% increase in sales to $427.1 million from $399.9 million in the fiscal 2017 first quarter. Organic sales declined 1.2%, while acquisition growth contributed 8.1%. Foreign currency translation reduced sales by 0.1%. Consumer segment EBIT improved 3.5% to $72.6 million from $70.1 million in the fiscal 2017 first quarter.

RPM Reports Record Results for Fiscal 2018 First Quarter

October 4, 2017

“Our growth in consumer is being driven by Touch n’ Foam and SPS, both of which were acquired in the third quarter of fiscal 2017. Even though the residential housing market remains solid, overall organic growth in the U.S. paint category, across the industry, has been softer over the last couple of quarters,” stated Sullivan.

RPM’s specialty segment had sales growth of 6.9%, to $188.5 million from $176.3 million in the fiscal 2017 first quarter. Organic growth contributed 3.0%, while acquisition growth was 4.1%. Foreign currency translation was a negative 0.2%. Specialty segment EBIT was up 8.9% to $33.0 million from $30.4 million in the fiscal 2017 first quarter.

“Many of our specialty business units had solid performance in the quarter, led by a surge at our restoration equipment unit, which was partially due to immediate response efforts to Hurricane Harvey. Our powder coatings, wood finishes and wood preservatives businesses also performed well in the quarter. The segment was able to more than offset higher raw material costs through SG&A savings resulting from actions taken in the prior fiscal year,” Sullivan stated.

Cash Flow and Financial Position

During the fiscal 2018 first quarter, cash used from operations was $26.1 million compared to cash provided by operations of $6.5 million a year ago. Capital expenditures were $17.5 million in the quarter, compared to $17.0 million in the year-ago period.

Total debt at August 31, 2017 of $2.12 billion compares to $2.09 billion at May 31, 2017 and $1.66 billion at the end of last year’s first quarter. Net (of cash) debt-to-total capital was 54.7%, versus 50.5% at the end of last year’s first quarter and 54.8% at the end of the prior fiscal year. Liquidity, including cash, was $1.0 billion, compared to $976.0 million a year ago and $1.15 billion at May 31, 2017.

Business Outlook

“Sales during the first quarter were in line with our expectations and revenue growth was very balanced across all three segments. We believe that the severe hurricane season will initially hinder sales in the second quarter, but provide higher than originally expected sales in the back half as communities in the devastated Texas, Florida and Caribbean regions begin the rebuilding process. On the raw material front, the hurricanes will perpetuate the already higher raw material cost environment well into the second quarter before moderating. Our price increase actions should offset a large portion of the raw material increases. Additionally, we continue to incur expenses relating to the ongoing integration of Flowcrete and Euclid into the newly formed Euclid Group. We are also very focused on driving improved operating leverage throughout the entire industrial segment, which will involve future re-alignments to generate additional cost savings and efficiencies. As a result of these factors across our businesses, our sales growth guidance for the balance of fiscal 2018 in our industrial and consumer segments is in the mid-single-digit range and specialty in the low- to mid-single-digit range. We are maintaining our full-year EPS guidance of $2.85 to $2.95 per diluted share,” stated Sullivan.

Webcast and Conference Call Information

Management will host a conference call to discuss the quarter’s results beginning at 10:00 a.m. EDT today. The call can be accessed by dialing 888-771-4371 or 847-585-4405 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode. The call may also be accessed via the RPM website at www.RPMinc.com.

RPM Reports Record Results for Fiscal 2018 First Quarter

October 4, 2017

For those unable to listen to the live call, a replay will be available from approximately 12:30 p.m. EDT on October 4, 2017 until 11:59 p.m. EDT on October 11, 2017. The replay can be accessed by dialing 888-843-7419 or 630-652-3042 for international callers. The access code is 45605381. The call also will be available both live and for replay, and as a written transcript, via the RPM web site at www.RPMinc.com.

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services across three segments. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and other construction chemicals. Industrial companies include Stonhard, Tremco, illbruck, Carboline, Flowcrete, Euclid Chemical and RPM Belgium Vandex. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Rust-Oleum, DAP, Zinsser, Varathane and Testors. RPM’s specialty products include industrial cleaners, colorants, exterior finishes, specialty OEM coatings, edible coatings, restoration services equipment and specialty glazes for the pharmaceutical and food industries. Specialty segment companies include Day-Glo, Dryvit, RPM Wood Finishes, Mantrose-Haeuser, Legend Brands, Kop-Coat and TCI. Additional details can be found at www.rpminc.com and by following RPM on Twitter at www.twitter.com/RPMintl.

For more information, contact Barry M. Slifstein, vice president – investor relations, at 330-273-5090 or bslifstein@rpminc.com.

# # #

Use of Non-GAAP Financial Information

To supplement the financial information presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) in this earnings release, we use EBIT, a non-GAAP financial measure. EBIT is defined as earnings (loss) before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results. See the financial statement section of this earnings release for a reconciliation of EBIT to income before income taxes.

Forward-Looking Statements

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us, and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage

RPM Reports Record Results for Fiscal 2018 First Quarter

October 4, 2017

for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) risks related to the adequacy of our contingent liability reserves; and (j) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2017, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	Three Months Ended
	August 31,
	2017	2016
Net Sales	$1,345,394	$1,252,063
Cost of sales	773,386	700,021

Gross profit	572,008	552,042
Selling, general & administrative expenses	394,409	384,085
Interest expense	26,773	22,778
Investment (income), net	(4,453)	(3,838)
Other (income) expense, net	(5)	542

Income before income taxes	155,284	148,475
Provision for income taxes	38,381	35,081

Net income	116,903	113,394
Less: Net income attributable to noncontrolling interests	487	625

Net income attributable to RPM International Inc. Stockholders	$116,416	$112,769

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$0.87	$0.85

Diluted	$0.86	$0.83

Average shares of common stock outstanding - basic	131,236	130,600

Average shares of common stock outstanding - diluted	135,720	135,241

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

(Unaudited)

	Three Months Ended
	August 31,
	2017	2016
Net Sales:
Industrial Segment	$729,768	$675,840
Consumer Segment	427,144	399,887
Specialty Segment	188,482	176,336

Total	$1,345,394	$1,252,063

Income Before Income Taxes (a):
Industrial Segment
Income Before Income Taxes (a)	$88,902	$89,266
Interest (Expense), Net (b)	(2,554)	(1,837)

EBIT (c)	$91,456	$91,103

Consumer Segment
Income Before Income Taxes (a)	$72,368	$70,088
Interest (Expense), Net (b)	(196)	(3)

EBIT (c)	$72,564	$70,091

Specialty Segment
Income Before Income Taxes (a)	$33,167	$30,504
Interest Income, Net (b)	120	153

EBIT (c)	$33,047	$30,351

Corporate/Other
(Expense) Before Income Taxes (a)	$(39,153)	$(41,383)
Interest (Expense), Net (b)	(19,690)	(17,253)

EBIT (c)	$(19,463)	$(24,130)

Consolidated
Income Before Income Taxes (a)	$155,284	$148,475
Interest (Expense), Net (b)	(22,320)	(18,940)

EBIT (c)	$177,604	$167,415

(a)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT.
(b)	Interest income (expense), net includes the combination of interest income (expense) and investment income (expense), net.
(c)	EBIT is defined as earnings (loss) before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

(Unaudited)

	August 31, 2017	August 31, 2016	May 31, 2017
Assets
Current Assets
Cash and cash equivalents	$236,191	$194,470	$350,497
Trade accounts receivable	1,060,147	960,575	1,039,468
Allowance for doubtful accounts	(45,063)	(27,940)	(44,138)
Net trade accounts receivable	1,015,084	932,635	995,330
Inventories	851,312	728,597	788,197
Prepaid expenses and other current assets	260,361	239,383	263,412

Total current assets	2,362,948	2,095,085	2,397,436

Property, Plant and Equipment, at Cost	1,526,565	1,362,075	1,484,579
Allowance for depreciation	(770,692)	(729,584)	(741,893)

Property, plant and equipment, net	755,873	632,491	742,686

Other Assets
Goodwill	1,169,083	1,222,659	1,143,913
Other intangible assets, net of amortization	587,274	563,225	573,092
Deferred income taxes, non-current	22,126	20,206	19,793
Other	211,612	193,233	213,529

Total other assets	1,990,095	1,999,323	1,950,327

Total Assets	$5,108,916	$4,726,899	$5,090,449

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$469,954	$430,475	$534,718
Current portion of long-term debt	254,061	4,201	253,645
Accrued compensation and benefits	115,124	106,145	181,084
Accrued losses	26,406	32,969	31,735
Other accrued liabilities	229,602	309,813	234,212

Total current liabilities	1,095,147	883,603	1,235,394

Long-Term Liabilities
Long-term debt, less current maturities	1,868,229	1,652,529	1,836,437
Other long-term liabilities	491,677	699,822	482,491
Deferred income taxes	91,660	53,381	97,427

Total long-term liabilities	2,451,566	2,405,732	2,416,355

Total liabilities	3,546,713	3,289,335	3,651,749

Commitments and contingencies
Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 133,537; 133,377; 133,563)	1,335	1,334	1,336
Paid-in capital	961,956	930,123	954,491
Treasury stock, at cost	(223,567)	(213,379)	(218,222)
Accumulated other comprehensive (loss)	(429,382)	(506,251)	(473,986)
Retained earnings	1,248,769	1,223,611	1,172,442

Total RPM International Inc. stockholders’ equity	1,559,111	1,435,438	1,436,061
Noncontrolling interest	3,092	2,126	2,639

Total equity	1,562,203	1,437,564	1,438,700

Total Liabilities and Stockholders’ Equity	$5,108,916	$4,726,899	$5,090,449

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

(Unaudited)

	Three Months Ended
	August 31,
	2017	2016
Cash Flows From Operating Activities:
Net income	$116,903	$113,394
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation	19,893	17,679
Amortization	11,483	11,121
Deferred income taxes	9,815	(434)
Stock-based compensation expense	7,465	8,171
Other non-cash interest expense	1,422	2,481
Realized (gain) on sales of marketable securities	(2,861)	(2,584)
Other	(140)	18
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
Decrease in receivables	1,646	28,663
(Increase) in inventory	(46,771)	(42,763)
(Increase) in prepaid expenses and other current and long-term assets	(10,865)	(18,206)
(Decrease) in accounts payable	(72,688)	(70,598)
(Decrease) in accrued compensation and benefits	(69,008)	(77,738)
(Decrease) in accrued losses	(5,765)	(2,021)
Increase in other accrued liabilities	20,147	38,015
Other	(6,765)	1,302

Cash (Used For) Provided By Operating Activities	(26,089)	6,500

Cash Flows From Investing Activities:
Capital expenditures	(17,533)	(16,957)
Acquisition of businesses, net of cash acquired	(36,169)	(17,274)
Purchase of marketable securities	(56,275)	(13,099)
Proceeds from sales of marketable securities	40,792	12,602
Other	702	272

Cash (Used For) Investing Activities	(68,483)	(34,456)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	19,125	91,669
Reductions of long-term and short-term debt	(760)	(76,973)
Cash dividends	(40,089)	(36,529)
Shares of common stock repurchased and returned for taxes	(5,346)	(17,105)
Payments of acquisition-related contingent consideration	(3,258)	(4,033)
Other	(747)	(866)

Cash (Used For) Financing Activities	(31,075)	(43,837)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	11,341	1,111

Net Change in Cash and Cash Equivalents	(114,306)	(70,682)
Cash and Cash Equivalents at Beginning of Period	350,497	265,152

Cash and Cash Equivalents at End of Period	$236,191	$194,470